Exhibit 99.2

FISCAL 2020 FOURTH QUARTER CONFERENCE CALL TRANSCRIPT

August 25, 2020 / 08:00 AM EDT

On August 25, 2020, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2020 fourth quarter, ended June 30, 2020. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Angie McCabe Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – CEO and Director

Michael J. Alkire Premier, Inc. – President

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Donald Houghton Hooker KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

Eric R. Percher Nephron Research LLC - Research Analyst

Jailendra P. Singh Crédit Suisse AG, Research Division – Research Analyst

Jared Phillip Haase William Blair & Company L.L.C., Research Division – Research Analyst

John William Ranson Raymond James & Associates, Inc., Research Division – MD of Equity Research & Director of Healthcare Research

Richard Collamer Close Canaccord Genuity Corp., Research Division – MD & Senior Analyst

Steven James Valiquette Barclays Bank PLC, Research Division – Research Analyst

David Larsen Verity Research LLC – Analyst

Alexander Yearley Draper Truist Securities, Research Division – MD of Equity Research

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Premier Inc. Fiscal 2020 Fourth Quarter and Full Year conference call. (Operator Instructions)

Please be advised that today’s conference may be recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Angie McCabe, Vice President of Investor Relations. Please go ahead.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

Angie McCabe

Thank you, Sarah. Welcome to Premier’s Fiscal 2020 Fourth Quarter Conference Call. Our speakers this morning are Susan DeVore, Chief Executive Officer; Mike Alkire, President; and Craig McKasson, Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our Form 10-K for the fiscal year, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that financial results presented today reflect continuing operations following the completion of our sale and exit of the specialty pharmacy business on June 7, 2019. Also, where appropriate, we will refer to adjusted or non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Susan DeVore. Susan?

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, Angie. Good morning, everyone, and thank you for joining us today. This morning, we’ll review the highlights from our fiscal 2020 fourth quarter and full year performance, discuss how Premier is responding to the COVID-19 pandemic and discuss why we believe we’re well positioned to execute our strategy and deliver value to our stakeholders.

Looking back on fiscal 2020, I’m very pleased with all that we achieved as we continued to evolve our supply chain and enterprise analytics platforms. We expanded our group purchasing and supply chain programs to respond to the immediate needs of our health care providers during COVID-19 and to continue our progress against our longer-term growth strategy.

We invested alongside our members to promote domestic manufacturing capacity for personal protective equipment. We continued to invest organically in our performance improvement technology and services and to expand our reach in adjacent markets. And we completed three acquisitions during the year.

We also provided shareholder return through the repurchase of $150 million of Class A common stock under our stock repurchase program. And we embarked on and recently completed our corporate restructuring and separately entered into amended and extended long-term group purchasing agreements with over 96% of our members. The level of this overwhelming support by our members demonstrates the strength of our long-standing relationships and the value we provide, especially in current environment.

Our fourth quarter and full year financial results were consistent with our expectations and reflect solid execution across our businesses. Compared with fiscal 2019, we finished the year with 7% growth in net revenue, a decrease in GAAP net income and increased adjusted EBITDA and earnings per share on both a GAAP and adjusted basis, as applicable.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

As we had anticipated and as Craig will discuss in more detail in his remarks, our business was affected by the COVID-19 pandemic in the fourth quarter. And we do expect continued pressure from the pandemic on our business, but it’s difficult to predict exactly how much and for what duration of time. Using our data and technology, we are continuously monitoring health care utilization patterns, current COVID-19 hotspots, potential COVID-19 resurgence by geography and the phased reopening of state, schools and businesses. There are many variables at play here that make accurate and reliable forecasting extremely difficult in this unprecedented environment. As a result, it currently is not possible for us to accurately predict what the full impact will be on our business this fiscal year. And therefore, we are not establishing fiscal 2021 guidance at this time. Craig will address this in more detail in his remarks.

Importantly, though, as communicated two weeks ago, beginning in fiscal 2022, we expect to target a multiyear compound annual growth rate in the mid- to high single digits for consolidated net revenue, adjusted EBITDA and adjusted EPS.

While we expect the pandemic to affect our business in fiscal 2021, it has presented an opportunity for us to further demonstrate our differentiated value and strategic alignment with our member health care providers. Through our GPO contracts, direct sourcing capabilities, forward buy programs, generic drug shortage program and other nontraditional partnerships, we were able to address our participating members’ historical demand levels and a significant portion of the increased demand for many product categories critical to the operations of our member health systems and providers. We have played a key leadership role in helping health care providers manage through this challenging environment, mitigate the impact of a current and future COVID-19 resurgence and begin taking steps to create a more resilient health care system and supply chain in the future.

As discussed on our third quarter earnings call, we are continuing to partner with our member health care providers. To help them, one, build confidence to fully resume elective and delayed health care procedures, while at the same time, continuing to predict and care for patients diagnosed with COVID-19. Two, prepare for the upcoming normal flu season as well as potential additional coronavirus surges in their communities. Three, discover opportunities for efficiency in both care delivery and infrastructure costs. And four, improve their market position and financial performance.

The COVID-19 pandemic impact on the U.S. health care system over the past several months further validates and reinforces our belief in our technology-enabled end-to-end supply chain and enterprise analytics and performance improvement strategies. In addition to driving automation, insights and improvements for providers, we are also continuing to expand our reach by leveraging our unique capabilities to connect providers to payers, employers and life sciences companies to improve clinical outcomes and reduce costs.

With our strong market position and significant alignment with our members following their 99% level support for our corporate restructuring, we believe we are well positioned to further penetrate the supply chain and enterprise analytics markets, execute on our strategy and deliver value to all our stakeholders over the longer term. Through the strategic actions we announced two weeks ago, we believe we’ve simplified our structure in order to provide more stability, predictability and transparency of our business. We have unique and deeply embedded relationships with our members that, through recently amended and extended GPO agreements with the vast majority of them, demonstrate our members’ long-term commitment to, and alignment with, our strategy.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

We also generate strong and consistent operating cash flow and have a flexible balance sheet that we believe will support our balanced approach to capital deployment, including the payment of a quarterly cash dividend.

As we’ve said many times before, Premier’s mission is to improve the health of our communities, which are facing complex societal challenges today. In order to improve and transform health care within the diverse communities across our country and to support the success of our members, we need continued diversity of thoughts, cross-cultural representation and engagement within our own workforce. We have been and remain committed to continuing to support a diverse and inclusive culture. To achieve this, we have a well-established diversity inclusion and belonging program at Premier.

In fiscal 2020, we further enhanced this program through the implementation of additional initiatives including additional comprehensive diversity and inclusion training, formation of and support for several more employee resource groups and expansion of our open engagement forums.

Before I turn the call over to Mike, I want to thank all of our employees and our member health systems and their frontline workers for their continued commitment to and focus on treating patients suffering from the effects of COVID-19, safely resuming elective and delayed procedures and services and innovating to more effectively use technology to predict, surveil and treat resurgence and disease, while creating a more resilient health care supply chain for the longer term.

Now I’ll turn the call over to Mike Alkire, our President.

Michael J. Alkire - Premier, Inc. - President

Thank you, Susan. I’ll start with a few of our operational achievements for fiscal 2020. First, we grew our member base during the year through new and expanded relationships with Common Spirit Health, Virginia Mason Health system, Boston Children’s Hospital and VCU Health, among others. We now have an alliance of more than 4,100 hospitals and health systems, as well as approximately 200,000 other providers and organizations. Second, we increased the purchasing volume running through our GPO contracts to more than $67 billion. Third, demonstrating the value we bring to our long-standing member owners that have an average tenure of approximately 21 years, we achieved very high retention rates again in fiscal 2020, with a 99% retention rate for our group purchasing business and a 95% SaaS institutional renewal rate. And fourth, our annual member satisfaction survey showed that our members actually do not view Premier as a vendor, with nearly 90% indicating that they view us as a strategic partner or an extension of their own organization. In addition, we achieved a Net Promoter Score of more than 70%, which is on par with some of the most recognizable, high-performing companies in the Fortune 25. We believe these accomplishments underscore the strength of our relationships with our members.

I’ll now discuss the critical role Premier is playing to help our health care partners manage through the unprecedented and evolving environment caused by the COVID-19 pandemic. Although product shortages appear to be less severe than they were in the spring, the medical-surgical supply chain remains strained due to further disease spread, the resumption of elective procedures and stockpiling of supplies. We continue to work diligently on addressing these areas of concern, primarily through expanding our product and service portfolio by expediting the contracting process for critically needed COVID-19-related products with the addition of 75 new COVID contracts to our GPO portfolio and vetting over 1,100 potential brokers and suppliers.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

Identifying new and previously untapped onshore, nearshore and offshore sources of supplies through our direct sourcing business. Creating an exchange that enables health care providers to trade and redistribute excess personal protective equipment among themselves to better address areas of need. Co-investing in domestic manufacturing with our members, such as our investment in Prestige Ameritech, a domestic personal protective equipment manufacturer. And finally, developing clinical surveillance and supply chain technology that can anticipate surges in COVID-19 and predict future demand for supplies.

With respect to the pharmacy supply chain and the pervasive nature of drug shortages, this is an area of potential risk that needs continuous monitoring. We continue to address these areas of concern in the following ways: monitoring the weekly fill rates for more than 250 drugs necessary for COVID-19-specific care and complications as well as for emergency and elective procedures; providing access to more than 150 drugs that are on the drug shortage list; distributing at-risk drugs and vaccines through our minority-owned specialty distributor, FFF; securing dedicated sources of supply, including safety stock, through our PremierProRx private label program and ProvideGX drug shortage program and through multi-source contracts; and finally, through continued focus on enabling greater domestic manufacturing of pharmaceuticals.

We will continue to advance our supply chain business beyond traditional GPO services and into fully integrated supply chain services partner with the capabilities to co-manage our member supply chain outcomes by providing technology and services that span the full continuum of their supply purchasing cycle from a front-end e-commerce purchasing platform to a back-end e-invoicing and payment processing capabilities.

As a trusted partner, we believe we will be able to continue to grow our business as we provide an even more compelling value proposition for our member health care providers through significant cost savings as well as insights and operating efficiencies.

We continue to make progress advancing our enterprise analytics and performance improvement strategy by further enhancing capabilities for our health care providers and diversifying to also address new markets. Our Contigo Health business is one example of this. The integration of our recent acquisition of Health Design Plus, a care management third-party administrator at the core of nationally recognized Centers of Excellence programs, is progressing well. Through this combination, we are continuing to further advance our direct-to-employer, high-value care initiative that is focused on improving and standardizing care, reducing costs and generating revenue for health system participants.

Contigo Health now offers care management specializing in the development and administration of customized health benefit solutions for employer clients and health system partners. Demonstrating the value we provide to employers through our enhanced Contigo Health strategy, Walmart, a long-time customer of the Centers of Excellence program, made the strategic decision to extend their relationship by partnering with Contigo Health to provide high-quality, value-based care for their associates and their associates’ families. We will continue focus on supporting their employees’ health through cardiac, joint, spine and bariatric programs.

We continue to partner with Lowe’s, which was the first Centers of Excellence customer for Contigo Health through our Health Design Plus acquisition to support their associates held through a variety of innovative Centers of Excellence programs.

We also recently engaged with Self-Insured Schools of California, or SISC, a 250,000-member organization, to provide their employees access to our Oncology Centers of Excellence program.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

Before turning the call over to Craig, I want to reiterate Susan’s comments regarding the importance of diversity in driving our and our members’ success. In addition to our diversity, inclusion and belonging programs for our employees, more than 20 years ago, we established a robust supplier diversity program. Diverse suppliers help our members improve the quality of life in the communities they serve and create jobs. We share our members’ commitment to helping minority-, woman- and veteran-owned businesses, as well as small business enterprises, compete, grow and thrive.

Finally, I also want to thank our employees and members for all their hard work to help our communities as they navigate the COVID-19 pandemic. I greatly appreciate the commitment and the meaningful difference that they have made.

I will now turn the call over to Craig McKasson, our Chief Administrative and Financial Officer.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Thanks, Mike. I’ll begin today with a brief discussion of our fiscal 2020 fourth quarter results, provide some additional thoughts and expectations around the financial impact of our recently announced restructuring and close with some general thoughts related to our outlook for this year and how COVID-19 might impact our businesses in the near term.

Overall, we successfully finished fiscal 2020, achieving the financial performance we anticipated and communicated on our last earnings call by exceeding our revenue guidance range and nearly achieving our profitability guidance ranges despite the significant impact of the COVID-19 pandemic on our business.

For the fourth fiscal quarter of 2020, consolidated net revenue of $342.8 million increased 8% from a year ago. Supply Chain Services segment revenue of $258.4 million increased 14% compared with the prior year quarter. Net administrative fees revenue decreased 11% quarter-over-quarter, primarily due to a decline in member purchasing volume as a result of the COVID-19 pandemic that caused an interruption of elective procedures, lower overall utilization and the slowdown of alternate site spending and non-health care-related supply chain volumes.

Products revenue increased 88% from the 2019 fiscal fourth quarter, driven by our ongoing efforts to secure personal protective equipment and other high demand supplies for our members as a result of the COVID-19 pandemic.

Turning to Performance Services, revenue of $84.3 million in the fourth quarter decreased 5% from a year ago and was primarily driven by a decrease in consulting engagements and technology purchases as a result of health care providers focusing on issues related to the COVID-19 pandemic. The decrease was also driven by the planned discontinuation of our former CMS government contract as part of the overall hospital innovation improvement network program that ended on March 31, 2020.

Looking at profitability, net income was $55.4 million for the quarter compared with $70.2 million last year. After a GAAP-required noncash negative adjustment of $48.4 million to reflect the increase in the redemption value of limited partners’ Class B common unit ownership, based on the increase in our stock price during the fourth quarter, net loss attributable to stockholders was $0.31 per share.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

Consolidated adjusted EBITDA of $119.5 million in the fourth quarter decreased 15% from a year ago. Supply Chain Services adjusted EBITDA of $123.2 million decreased 13% quarter-over-quarter, primarily driven by a decline in net administrative fees revenue as a result of the pandemic as well as incremental expenses associated with our fiscal 2020 acquisitions of MedPricer and the assets of Acurity and Nexera. These declines were partially offset by revenue growth in the products business, an increase in earnings related to our minority interest in FFF and a decrease in travel and meeting expenses as a result of the pandemic.

In our Performance Services segment, adjusted EBITDA of $26.3 million decreased 7% from the prior year quarter, primarily due to lower revenue and continued investments in our Contigo Health network. This was partially offset by a decrease in expenses associated with the aforementioned CMS government contract and a decrease in travel and meeting expenses as a result of the pandemic.

Adjusted fully distributed net income of $71.4 million decreased 17% from a year ago, and adjusted fully distributed earnings per share decreased 14% to $0.58 with the declines attributable to the pandemic.

From a liquidity and balance sheet perspective, cash flow from operations for fiscal 2020 was $339.9 million compared with $511.9 million for fiscal 2019. The decrease was primarily due to the following factors: first, the addition of the prepaid contract administrative fee share of $93.8 million for one-time rebates paid by Acurity to certain of its members, as agreed to by Acurity prior to entering into the purchase agreement with Premier, which was excluded from the purchase price of the Acurity and Nexera asset acquisition. Second, and related to the pandemic, the deployment of approximately $90 million to fund prepayments in the procurement of critically needed personal protective equipment for members. And third, acquisition-related expenses and decreased performance services revenue.

Free cash flow for fiscal 2020 was $266.5 million or approximately 47% of adjusted EBITDA compared with $342.8 million or 61% for fiscal 2019. The decrease was primarily driven by the same factors that affected cash flow from operations and was partially offset by lower tax distribution payments to limited partners due to a change in ownership.

Our fiscal 2020 full year free cash flow was also impacted due to the effect of the pandemic on our fourth quarter net administrative fees revenue and a result of the timing of cash inflows and outflows, resulting from our strategic decision to use operating cash flow to procure necessary PPE products in direct sourcing to address our members’ increased need for these products.

As a result of a COVID-related surge in member demand, cash flow was affected by the timing of when payments were made to purchase products and the subsequent routine cash collection on product sales. Cash and cash equivalents totaled $99.3 million at June 30, 2020, compared with $141.1 million at June 30, 2019. We ended the quarter with an outstanding balance of $75 million on our 5-year $1 billion revolving credit facility, and we have subsequently repaid $25 million of that amount.

Following the recent announcement of our corporate restructuring and separately amended and extended GPO agreements, I would like to provide some additional clarity around the anticipated cash flow impact of these actions over the next several years.

From an operating perspective, as we previously communicated, we expect a $100 million to $110 million reduction to net administrative fees revenue in fiscal year 2021 as a result of the amended GPO agreements. This will be the sole item from our strategic actions to impact our income from operations in fiscal 2021. There will also be a corresponding impact to cash flow from operations.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

The termination of the tax receivable agreement, or TRA, which requires the aggregate payment of approximately $474 million, will continue to be reflected in the financing activities section of our cash flow statement. As a reminder, we expect to pay less than $11 million this quarter with the balance to be paid in 18 equal quarterly installments beginning in the quarter ending March 31, 2021.

Next, the benefit from the recent exchange of Class B common units and shares into shares of Class A common stock, which, when combined with all historical exchanges, is expected to result in a cumulative $780 million to $830 million in future cash tax savings. This is expected to be realized and positively impact cash flow from operations by $50 million to $60 million per year over the next 15 years.

The other benefit of the restructure related to 100% of operating income now being attributable to Premier, Inc. is that we expect a positive impact to cash flow from operations of $20 million to $35 million in fiscal 2021 and could have a similar impact over the next several years, depending on the impact of other tax factors.

We will also benefit from simplified income tax reporting that is expected to result in a one-time deferred tax benefit of $100 million to $120 million. This will impact our effective or GAAP tax rate in fiscal 2021. But from a cash impact perspective, the cash tax savings will be spread over a 15-year period and are already included in the $50 million to $60 million estimate that I just provided.

To further simplify and aggregate the cash impact of all Premier’s future tax benefits, we expect that our cash tax rate will generally be in the range of 7% to 13% over the next several years. And we expect to continue to use a tax rate of approximately 26% for purposes of calculating adjusted earnings per share, consistent with prior periods.

Finally, I would like to take a moment to share our thoughts around capital allocation. Given our strong cash flow and flexible balance sheet, we believe we have the ability to continue investing in our business through both organic reinvestment as well as disciplined acquisitions and investments that support our strategic goals, while also returning capital to our stockholders.

Two weeks ago, we announced that our Board of Directors recently initiated and declared a quarterly cash dividend of $0.19 per share. While future dividends will be subject to market conditions and approval by the Board, our general expectation is to nominally grow the dividend in conjunction with expected business growth in future years.

As Susan discussed earlier, given the uncertainty related to COVID-19, we are currently unable to accurately estimate the impact of the pandemic on our performance in fiscal 2021. Therefore, we are not establishing fiscal 2021 guidance at this time. We will continue to assess our ability to do so as we move forward throughout the year. That said, I’d like to provide some directional commentary on how we currently expect our business may progress in the short term.

Our GPO net administrative fees revenue, which generates significant EBITDA, will continue to be pressured by lower overall health care utilization, the deferral of certain elective procedures and a slowdown in purchasing in non-healthcare-related areas. Our direct sourcing products revenue, which generates lower margins than our GPO as a result of taking title to the product, will continue to benefit from our ongoing efforts to secure critically needed PPE and other supplies in high demand for our members. Our Performance Services technology and consulting businesses will continue to experience some delayed decision-making related to new engagements and potential delays in timing of completion for existing engagements. And finally, we will continue to take a balanced approach between diligently managing our expenses in the current environment, while also ensuring that we have the appropriate resources in place to position the company for future growth in a post-COVID environment.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

We will continue to manage through the pandemic environment as effectively as we can. And as we have indicated, we expect to target a multiyear compound annual growth rate in the mid- to high single digits for consolidated net revenue, adjusted EBITDA and adjusted EPS beginning in fiscal 2022.

Thank you for your time today. Now let me turn the call back over to Susan.

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, Craig. And we appreciate your participation on the call today. Because we are all in different locations, please address your questions to either Mike, Craig or me, and we will address them accordingly. Operator, you may open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from the line of Eric Percher with Nephron Research.

Eric R. Percher – Nephron Research LLC – Research Analyst

I’ll start with a question for Mike. You talked about meeting historical levels but not elevated levels of demand for PPE. Can you help us understand some of the dynamics with procurement right now? Have you seen your procurement costs go up? How much of that are you able to pass along to customers at present?

Michael J. Alkire - Premier, Inc. - President

Yes. So let me just take your question at the highest level. So what we saw is obviously very significant surges in the demand. So starting with surgical masks, we saw surges of almost 350%; isolation gowns, almost 500%; N95 respirators, 2,700%. So there was this, obviously — and continues to be this incredible demand on the supply chain. And so when that imbalance occurs, when you have the significant amount of demand versus the amount of supply, obviously, not only the cost of the finished goods goes up, but all the goods that — the raw materials that go into that continue to go up. So we — it depends by the category, but we’ve seen a significant cost increase across all — for the most part, all the PPE categories. Some of them are beginning to come back down just as the demand continues to sort of slow down, then you’ll see prices continue to come down. But for the most part, we are — when we go and we procure product, we are offering that back out to the membership at the prices, we go try to get the best prices we can get. But obviously, we factor that into how we price products to the membership.

Eric R. Percher – Nephron Research LLC – Research Analyst

That’s helpful. And are you reaching kind of get healthy rates on the majority of those products when it comes to giving the hospitals what they need today? Are we still looking at a gap to meeting demand?

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Fiscal 2020 Fourth Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - President

Yes. So I think things are stabilizing. There are still categories that, obviously, we’re still struggling. We’re still getting needs around isolation gowns. You’re still hearing issues associated with hypodermics and things that are going to be needed as we’re thinking about the vaccines. So we’re continuing to build out resiliency and additional strategies to support, bringing those products online as well.

Eric R. Percher – Nephron Research LLC – Research Analyst

It being the end of the fiscal year, can I ask, is there an update on how much of the total business is in non-health care areas?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Yes. This is Craig. So our non-healthcare business represents about 5% of our GPO if you think about areas like colleges and universities, other hospitality venues and things of that nature, but it’s about 5% of our GPO business today.

Operator

Our next question comes from the line of Ryan Daniels with William Blair.

Jared Phillip Haase - William Blair & Company L.L.C., Research Division - Research Analyst

This is Jared Haase for Ryan. Just — actually, Craig, maybe this is for you. I wanted to talk about the FY ‘22 growth profile of kind of mid- to high single-digit range. I guess, could you talk about maybe just the specific drivers at this point that give you either visibility or comfortability and kind of getting back to that in a more normalized environment? How should we sort of think about that maybe in terms of the split of growth with new customers versus existing customers? And are there any investments needed to be made this year to support the acceleration of growth back in kind of the post-pandemic world?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. Appreciate the question. So relative to the anticipated kind of longer-term growth rates, as we look at the supply chain services side of our business, once the pandemic subsides, we believe that we will return to the low- to mid single-digit growth in our group purchasing business. The majority of that growth, consistent with past history, will come from our existing membership base and driving additional penetration and the expansion into newer categories and areas of growth such as purchased services, physician preference areas, continued expansion into alternate site capabilities, et cetera. And so that’s sort of the way that we’ll get after the group purchasing component of supply chain services, we always factor in some new business growth. But we’ve typically talked about 90-plus percent of our growth in the GPO coming from the very large footprint that we already have in place today with 4,100 hospitals and health systems and over 200,000 other providers. The direct sourcing business, we’ve obviously seen the outsized growth in the tail end of fiscal 2020 with sort of $50 million of incremental revenue from these forward buys for critical products. We see that sort of continuing for the first half of fiscal 2021. But once we return to more normalized levels, we would expect to get back to sort of low double-digit growth in direct sourcing as we continue to procure some additional product categories and expand our penetration and use across our membership for direct sourcing. So the combination of those will yield the mid- to high single-digit growth on the supply chain services side of our business.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

And then for Performance Services, in fiscal 2020, we did see declines in consulting, but continued to have good solid technologies business growth with mid- single-digit growth in that part of the business in fiscal 2020. And so as we look to fiscal 2022, we think that we have reset the consulting business, whether it’s wraparound implementation services tied to the technology business. And so we think we’ll get back to mid- to high single-digit growth. That will come from expanding our analytics capabilities and sweep, both with providers but as we’ve talked about strategically looking at adjacent and new markets, such as working with payers, providers, employers and providers and life science companies.

And in terms of your question relative to investments, we will continue to make ongoing incremental investments in our strategic expansion in fiscal 2021, not huge dollar amounts, kind of in that $5 million to $10 million range that we’ve been doing in the past couple of years to further our Contigo Health initiative and our technology-enabled supply chain services initiatives above and beyond sort of ongoing run rates.

Operator

Our next question comes from the line of Jailendra Singh with Crédit Suisse.

Jailendra P. Singh - Crédit Suisse AG, Research Division - Research Analyst

Can you guys provide a little bit more color on your program that will invest in domestic manufacturing capabilities? How much additional capacity will the Prestige Ameritech investment add? Any color there would be helpful. And do you guys plan to implement similar programs or explore similar opportunities for other critical products like ventilators, gowns, testing kits?

Michael J. Alkire - Premier, Inc. - President

Yes. So — yes, just as we think about domestic manufacturing, just at the highest level, obviously, we want to focus on those areas that our health care providers are going to need in future events like a pandemic or a natural disaster. So obviously, we made the investment in Prestige Ameritech and it adds millions of units of product. So we’re really happy with the investment in Prestige Ameritech to bring that domestic manufacturing online. We are going to be continuing to look in other areas of PPE for additional domestic manufacturing. So think of products like isolation gowns. We think there’s a huge opportunity to automate that entire manufacturing process and bring those prices long term, close to what the prices are for products that come either from Southeast Asia or other near-shore places. We are also considering areas in pharmaceuticals. You know we have the ProvideGx program, which obviously, we make investments in domestic manufacturers of drugs that are in short supply. I can definitely see us making additional investments in domestic manufacturers for both the finished goods for pharmaceuticals as well as the API. So those would be other areas we’re thinking about.

Susan D. DeVore - Premier, Inc. - CEO & Director

And Jailendra, just to add, our philosophy here is that if we can make minority investments, meaning not expend significant levels of our capital and we can invest alongside our members, which is what we did with Prestige Ameritech and then concurrently, we can get long-term commitments for buying the product at competitive prices, that’s the philosophy. So we may have some of these in the most critical categories trying to limit the capital outlay and maximize the level of long-term commitment and have the members right there alongside us. So that’s the philosophy.

PREMIER, INC.

Fiscal 2020 Fourth Quarter Conference Call Transcript

Jailendra P. Singh - Crédit Suisse AG, Research Division - Research Analyst

Okay. And then a quick follow-up question here. Any update you can share on Health Design Plus, HDP acquisition you announced last quarter? Any early success or experience there to flag?

Michael J. Alkire - Premier, Inc. - President

So Susan, I’ll start, and you’re more than welcome to jump in. So yes, we have had some obviously, and I mentioned them in my talking points, we’ve had some nice re-signings by Lowe’s and Walmart. So we’re real happy with what’s happening there. We’re continuing to expand into different services to support the entire Contigo Health initiative, which obviously is our focus to help our healthcare providers work more closely with employers.

Operator

Our next question comes from the line of Donald Hooker with KeyBanc.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

I had a question on the products revenue. Obviously, it was up big year-over-year in the June quarter. Can you quantify how much of that maybe was personal protective equipment? And is there anything unusual about the character of that revenue as we think going forward in terms of the margins? I know the product’s revenue margin is lower, obviously, than the GPO margin. But just was curious if there was any margin implications as the character of that revenue line might have changed significantly in the June quarter?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure, Don. This is Craig. I’ll be happy to address that. So as I mentioned in my previous response, we had about $50 million, a little over $50 million of revenue associated with procurement of the critical PPE supplies in the fourth quarter above and beyond kind of what our normal experience base would be. As we look to fiscal 2021, again, uncertain given the pandemic and how long this will persist. But at this time, we’re thinking that, that sort of excess demand as people are building stockpiles and continuing to treat patients, et cetera, is likely to potentially go on for the first couple of quarters. So for the front half of fiscal 2021 relative to the characterization of the revenue, it is similar in margin to our direct sourcing business being low single-digit kind of margin. We were a little bit pressured on margins in the early stages of the pandemic when there was more of a crisis in terms of getting products over to the United States. So we incurred some additional expense back in the tail end of the third quarter and I’d say in the early stages of the fourth quarter, with sort of getting product on planes and getting it over here, whatever it took to get it into the States. We’ve now returned much more to normal distribution channels. And so we’re sort of back to kind of low single-digit margins on that business, consistent overall with our direct sourcing portfolio overall.

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Fiscal 2020 Fourth Quarter Conference Call Transcript

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Okay. Super. And then I guess you mentioned there about stockpiling. Just to be clear, any sort of — as we think kind of longer term, do you suspect there are any changes in terms of how health systems think about inventories? And I guess, in the past, folks have been pretty oriented toward just-in-time kind of inventorying. But as we go forward, what is your sense in terms of just general strategies by your members regarding inventory levels over time? Is there any kind of sustained change that could come out of all this?

Susan D. DeVore - Premier, Inc. - CEO & Director

We do think there is a sustained change. We have providers who believe they now need, their own 30 or 60 or 90-day stockpiles. And I think what we’ve been experiencing is folks building, identifying those critical to operations, PPE categories. We’ve helped them do that and then identifying the levels of inventory that they need longer term. I think they aren’t as confident in relying certainly on state or federal stockpiles. And so they have moved their mindsets from just-in-time to the need for 2 weeks, 3 weeks, 4 weeks supply. Many of them got down to days of supplies and don’t ever want to be in that position again. And so I think once you get through and it’s consistent with what Craig said, folks building those stockpiles and then it will be a more normal replenishment of those stockpiles. So we think that’s happening and happening maybe more in the first half of the year than the second half of the year. But definitely, there’s a shift in mindset.

Operator

Our next question comes from the line of David Larsen with Verity.

David Larsen – Verity Research LLC - Analyst

Congratulations on working through the pandemic and assisting all your hospital clients through a very challenging time. You guys obviously played a key role in that. So, well done and congratulations. Can you maybe just talk a little bit about the pressure on the supply chain EBITDA margin that we saw? And what sort of margin should we expect sort of going forward through fiscal ‘21 and fiscal ‘22? And then did I hear you correctly, there’s $110 million drag on revenue from GPO recontracting efforts? And is that all going to be in fiscal ‘21? And is that all going to flow through to the supply chain EBITDA margin?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig McKasson. I’ll be happy to handle that. So with respect to the pressure from the pandemic on our fourth quarter supply chain services revenue and EBITDA margin from the GPO, we did see an approximately $20 million kind of negative impact from the pandemic as a result of the shutdown of the economy and the slowdown in elective procedures, et cetera. So we saw very significant declines in our food portfolio, in our surgical services portfolio and also pretty significant declines in our pharmacy portfolio as a result of the impact of the pandemic. And so that sort of magnitude impacted our EBITDA margins and our EBITDA in the fourth quarter. We were able to mitigate and offset some of that with the savings we found through kind of diligently managing resources and hiring, the slowdown and the elimination of travel and meetings in the fourth quarter. And we also had very strong performance from our minority investment in our specialty distributor, FFF. But net-net, significant drag on EBITDA as a

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Fiscal 2020 Fourth Quarter Conference Call Transcript

result of that. Relative, I’ll come back to the third — I’ll come back last, I apologize to the comment about ongoing margins because I do want to address, as we talked about 2 weeks ago as part of our corporate restructuring, yes, there is a $100 million to $110 million impact on supply chain services, net revenue and adjusted EBITDA in fiscal 2021 as a result of the separately entered into amended and extended GPO agreements. And so we will see that come down by that level in fiscal 2021. And then we’ll be on the path to the mid- to high single-digit multiyear compound annual growth rates that we’ve talked about. When we think about the margins in the business for supply chain on a prospective basis, we’ve historically been in the low to mid-60% adjusted margin — adjusted EBITDA margin range. We would anticipate that we’ll be more in the 50% range on a prospective basis as a result of the corporate restructuring and once we’ve sort of reset and bypassed the COVID pandemic implications.

Operator

Our next question comes from the line of Steven Valiquette with Barclays.

Steven James Valiquette - Barclays Bank PLC, Research Division - Research Analyst

So just in regards to the elimination of the dual-class structure and the new agreements where the majority of the member owners were now on Class A common stock. I guess I was curious whether there still will be some rules in place that will restrict and/or govern the ability of the member owners to sell shares? Or is that going to be more open-ended now going forward?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

Sure. This is Craig. There aren’t restrictions on the stock. So it is freely tradable. Our indications based on discussions, as we’ve historically talked about, many of our large health care systems have a desire and have indicated that they want to continue to have a significant strategic interest and ownership in the business, but they are freely tradable. In the past, they were freely tradable. As you know, it was just as they became sort of eligible over the seven-year time line, and they went through the exchange process. But at this point, those are shares that they have the ability to transact as they see fit.

Steven James Valiquette - Barclays Bank PLC, Research Division - Research Analyst

Okay. And then this is a question that probably won’t have to be answered for another five to seven years, thankfully. But some investors have asked us about the notion that the reset GPO admin fee share from, call it, the mid-30% range to now around 50%, that that’s still perceived by some investors to be somewhat below current market rates, unless that’s a mischaracterization. So I guess, some investors are still thinking about might Premier still have to go through another, albeit, smaller GPO fee share reset with member owners in another five to seven years. I know it’s not quite as simple as comparing to market rates or some of the nuances there. Maybe just to address that question since investors have we kind of bring that up to us?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. I can start. And then, Craig, you can fill in some of the other details. And from our perspective, the value proposition to the health system — and we’ve said this from the day we went public almost 7 years ago. It’s about contract pricing, it’s about access to the product, it’s about savings, it’s about technology and analytics. If you recall, back at the IPO time, we had our 30% fee share and then we also had a tax

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Fiscal 2020 Fourth Quarter Conference Call Transcript

distribution that generated kind of 15% to 16% additional effective fee share. So they were in that mid- to high 40% range. Tax reform took a significant portion of that away and then the restructuring essentially took the rest of that away. And so our view of this is that it’s the total value proposition. And for seven years, we’ve been kind of at that combined mid-40s admin fee share and that we needed to replace that as we did the restructuring. And on a going-forward basis, the total value proposition in five more years, we will have been at essentially 12, 13, 14 years at the administrative fee share economics that we have because we believe all those other components of value are the big numbers. I mean the fee share is an average 2% fee share on the volume purchased and their share of it. The savings that we’re trying to generate are 3%, 5%, 10%, 15% depending on the product category. And so we believe long-term that owning that end-to-end supply chain and going after all of that spend and driving significant savings, that’s the value proposition. And so we haven’t changed our view of that.

Operator

Our next question comes from the line of Sandy Draper with Truist Securities.

Alexander Yearley Draper – Truist Securities, Research Division – MD of Equity Research

A lot of my questions have been asked and answered. So maybe one quick one for Craig and then a follow-up probably for Mike or maybe, Susan. I just want to make sure, Craig, appreciate the clarification on the $100 million to $110 million of revenue impact in fiscal 2021. Just want to make sure in the fourth quarter, the lower admin fees, there was no contractual impact there. That was purely on the COVID impact. I just want to make sure I’m accurate on that?

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

That’s correct. The new GPO contracts are effective July 1. So fourth quarter, the $20 million drag I talked about was fully due to the COVID-19 pandemic. And we would expect, obviously, while procedures — elective procedures have started to resume non-healthcare is continuing to be impacted, alternate sites continuing to be impacted. So we do see pressure in the in fiscal 2021 as we move forward, irrespective of the contract amendments as well.

Alexander Yearley Draper – Truist Securities, Research Division – MD of Equity Research

Got it. Okay. That’s helpful. And then for Mike or maybe, Susan, it’s obviously a little bit too early to say how our potential new customers are reacting to the new structure of the business and how you would be contracting that advent fees. But maybe looking backwards, how important was the structure, the potential to be an owner of the business to bringing on new GPO customers? And if it was a really important pitch in terms of getting those customers, how do you — is there an offset? Or what do you sell? I mean, obviously, you’re selling, as you pointed out, Susan, the value, et cetera. But is there anything you need to talk around that? I’m just curious as to how big of a selling point that was previously? And does that change things going forward?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. And for all of the newly recruited health systems over the last several years, they have not come in as owners. And so the return on investment that they’re looking for is all about savings, technology, resources, the value proposition. And when you’ve got retention levels of 99%, it’s all about that value

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Fiscal 2020 Fourth Quarter Conference Call Transcript

proposition. So I wouldn’t say that ownership drives that retention level or the recruiting success that we’ve had. I think the services, the contract portfolio, the savings, the value proposition, drive all that. Having said that, I think for our existing owners, that, that ownership group does provide a lot of strategic insights. It provides a lot of innovation ideas. And I do think that strategic alignment and the way our owners view us is consistent with what Mike talked about in his script around their view of us not as a vendor but as a strategic partner or actually an extension of themselves. But just to clarify, the newly recruited customers that we mentioned do not typically come in as owners, and that’s not the value proposition that I think they’re buying.

Michael J. Alkire - Premier, Inc. - President

Susan, could I add just a couple — and Sandy, just a couple of other things. It’s interesting. And all part of this value proposition that Susan is describing also includes initiatives like the investment in Prestige Ameritech, right? So I think this, our differentiation, is not only about and fully focused on driving costs down, but we are being very innovative in terms of diversifying the supply chain, bringing more domestic manufacturers back into the U.S. that obviously helps the communities that these health care systems provide care for. So I also think that, that’s a big differentiator and a significant part of the value proposition that Susan just commented on.

Operator

Our next question comes from the line of John Ransom with Raymond James.

John Wilson Ransom - Raymond James & Associates, Inc., Research Division - MD of Equity Research & Director of Healthcare Research

Just a little bit of a question on current patterns of utilization. Medtronic is out this morning, talking about a high single-digit decline in electives. What would you say that you’re seeing right now in terms of utilization? And is there any discernible trend that you’ve seen kind of from beginning of July to late August?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. That’s what’s so hard about this, right, which is it varies by geography. And so you’ve got hotspots, you’ve got spots that are seeing lower growth in COVID trends. And so the challenge is it varies a lot by geography. When we survey our members, and when we look at utilization data, in the July and August time frame, we have started to see members talking about being 80% to 95% back to their elective and utilization rates. They are continuing to see some challenges with people in ambulatory settings and alternate site settings, maybe ER settings. But I think that all of them believe they are currently ramping back up to full utilization levels, but they’re not there yet because of the back-and-forth uncertainty in additional surges. I think many of them are planning for the resumption of all of their procedure volumes, plus the normal flu season, plus additional surges of COVID that is causing them to make sure they have the PPE supplies that they’re going to need. But it’s variable right now, and that’s what makes it so hard to predict the full effect for the year.

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Fiscal 2020 Fourth Quarter Conference Call Transcript

John Wilson Ransom - Raymond James & Associates, Inc., Research Division - MD of Equity Research & Director of Healthcare Research

Sure. I mean, Susan, do you think it’s — at this point, I mean, there’s 3 dynamics, right? So there’s supply. And if you just look at inpatient bed supply, the COVID surge is a month behind us. I mean, current hospitalizations in like Texas, Florida, Arizona for COVID are down 50%. So there wouldn’t appear to be a capacity issue from an inpatient standpoint. Do you think at this point, it’s just still shortages of PPE and supply? Do you think it’s a patient demand, particularly Medicare folks just afraid to come out? If it’s still down, what do you think the main factor is?

Susan D. DeVore - Premier, Inc. - CEO & Director

I do not think it’s the inadequacy of supply. Most of our health systems, with our help, through our direct sourcing company and our additional supplier contracts, have been building up so that they feel good about the supplies they have. As Mike said, they have some worries, syringes and other things. But I don’t think that they are not seeing patients because they don’t have supplies. I think it’s just a patient nervousness, it’s a patient confidence issue. And so I think they’re engaging in a lot of marketing and other activities to make sure patients know that their environments are safe to come into. And what they tell us is that once people actually come in and experience it and see the level of safety precautions in place then they’re completely comfortable, but it’s just getting them back in that door the first time. And we think that’s causing some of the ramp-up to be a little bit slower than just fully opening back up and everybody coming back at the historical levels.

Michael J. Alkire - Premier, Inc. - President

Susan, if I could add 1 other anecdote or two. So I will tell you, just as recently as within the last week or two, Susan, Craig and I were both all on calls with the executives of large health systems that quite frankly were even with the down — the decline of the virus, they were still projecting ICU beds, right? So their job is to ensure they’ve got the access for patients that need it. So I still think that there was a little bit of concern about resurgence and those kinds of things. So a business point, I think they’re beginning to be much more open and get those elective — try to get those elective procedures back in as soon as possible.

John Wilson Ransom - Raymond James & Associates, Inc., Research Division - MD of Equity Research & Director of Healthcare Research

Okay. And then just my other question, and I’m not trying to — this sounds like a meaner and tougher question than I really don’t know how to raise it. If I look at your recut deal, I guess I’m struggling to see the shareholder side of this a little bit. Because what your clients got was much lower fees and tradable shares, what you got was just an extended term. So the only plug factor to me is maybe your fee structure – this is the feedback from the channel, maybe your fee structure was a bit above market, and you just had to bring it to market. And this was the deal you could cut while bringing your fee structure back to market. But other than the tax savings in the longer term, it just looks a little unbalanced from a shareholder perspective. So is there something else that we’re missing in this? Because you’ve recut two deals pretty large deals, and they both kind of resulted in the same thing where you got some intangible benefits for — in exchange for pretty sharply lower fees. So are we at the end of the cycle? And what are we missing on the other side of this negotiation that may not be apparent as public analysts?

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Fiscal 2020 Fourth Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. So I think from our perspective, we are focused on the strategy execution for the long term and having the appropriate and simpler structure in order to execute that. We think there’s been a lot of concern and uncertainty kind of overhang relative to our structure and relative to those longer-term member contract relationships. So what we decided to do is be very proactive about it, not wait for those member contract renewals and to have that continuing overhang. We sat down with all of those member owners, went through and validated the strategy, got the long-term commitment to that. We did get tighter contracts with generally no termination for convenience provisions, which we had in the earlier contracts. We also got a five, six, seven-year waterfall. We got more predictability of those revenue streams. We got longer-term agreements. We got a simplified structure with the tax benefits. We got rid of the TRA liability. We implemented a dividend. And so we think a lot of those things are good for all shareholders. And so on balance, that’s how we viewed it, got that all lined up, restructuring done, got us obviously 99% and 96% contracts, significant support for the long-term relationship. And now that, that is all done, we can completely and fully focus on future operating performance, implementing the strategic initiatives and taking a significant uncertainty kind of out of the equation longer term. So that was our view of it. And we thought — and we continue to think that, that’s good for all stockholders.

Craig Steven McKasson - Premier, Inc. - Chief Administrative Officer, CFO, Senior VP & Treasurer

And Susan, the only last thing I would just add quickly on there, which I think is known, but we did have a special committee of independent directors that engaged their own financial and legal advisers to kind of evaluate the merits of the restructuring and the separate arrangement to amend and extend the GPO agreements and found it overall, that was in the best interest of all shareholders long term.

Operator

Our last question comes from the line of Richard Close with Canaccord Genuity.

Richard Collamer Close - Canaccord Genuity Corp., Research Division - MD & Senior Analyst

Two-part question. First, has anything materialized during COVID on the Performance Services side, where you’re seeing significant interest that could drive heightened demand once we exit the pandemic maybe a specific product or service area to highlight? And then the second part for Mike would maybe be on the pipeline of Contigo, has COVID changed the pipeline at all? And what does it look like?

Susan D. DeVore - Premier, Inc. - CEO & Director

Yes. So I’ll start, and then, Mike, you can provide more insights on Contigo. In Performance Services, as we said, we’re targeting in 2022, for that business as well, mid- to high single-digit growth. I think the areas, Richard, that continue to experience good growth are all the cost management type of technology. So our labor productivity, our ERP, our physician operations improvement kinds of technologies. Also, our clinical decision support, we have been building and did build during the pandemic technologies to predict and surveil COVID-19 symptoms and also to predict supply demand required for surges, not only in COVID, but the technology could be used for other diseases. So we see several of those technologies as having the growth opportunities that get us back to that sort of mid- to high single-digit growth rate. And then the wraparound consulting was challenging certainly during COVID, but we think that getting back to a more normal level together with the areas of technology that we see growth in is what gets us comfortable with that road map for the future growth trends.

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Fiscal 2020 Fourth Quarter Conference Call Transcript

Mike, if you want to add some details on Contigo.

Michael J. Alkire - Premier, Inc. - President

Yes. So — just if I could just add a couple of comments on Susan. So I just want to — she made the comment about this our ability now to truly look at what’s happening at the point-of-care with the symptoms and be able to predict whether or not patients potentially are going to need hospitalization and those kinds of things. So those lessons learned that machine learning coding that occurred as we were sort of building out that application to understand COVID surveillance, there are new use cases for that, right? So think of a high-cost patient at the point-of-care and those kinds of things. So we’re really excited that we sort of hardwired and created the right types that can be used in additional use cases with that technology. Just a refining point on Susan’s comment around the wraparound services as our health care systems start to get back to normal operations, they’re going to need to figure out ways to do it much more profitable. So we’ve got an offering that’s basically helping our health care systems get back to health. And the technology and the services to actually help them do that.

As far as Contigo Health, pipeline looks — continues to look strong. We’re really keeping an eye, obviously, on what’s happening in the various markets with the resurgence and those kinds of things and can these procedures get done and the impacts on elective procedures. But so far, we believe we’re going to still be on track to achieve our budgets for the year. And again, we’re really excited about some of the recent wins we had with both Walmart and with Lowe’s.

Operator

This concludes today’s question-and-answer session. I would now like to turn the call back to Susan DeVore for closing remarks.

Susan D. DeVore - Premier, Inc. - CEO & Director

Thanks, everyone, for joining today. We look forward to continuing to talk with you in the coming weeks and months. Thanks so much.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for your participation. You may now disconnect. Everyone, have a great day.